EXHIBIT 99.3

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
September 30, 2009

($ presented in millions)	Trailing twelve months ended September 30, 2009

Interest Coverage Ratio

Adjusted EBITDA(1)	$307.9
Add: Equity method cash distributions received	1.1
Less: Minority interest distributions paid	(5.2)
Add: Franchise tax expense	0.2
Add: Gross interest income recognized	2.1
Add: Capitalized interest recorded	2.1

Consolidated EBITDA, as defined in senior secured credit agreement	$308.2	A

Net interest	$110.1
Add: Capitalized interest recorded	2.1
Less: Non-cash accretion of senior discount notes	(22.4)
Less: Non-cash amortization of financing costs	(5.5)
Less: Interest related to specified construction projects	(1.2)

Consolidated cash interest expense, as defined in senior secured credit agreement	$83.1	B

Interest coverage ratio (A/B)	3.71x

Minimum interest coverage ratio required as of September 30, 2009	2.00x

	As of September 30, 2009
Leverage Ratio

Borrowings outstanding under senior term credit facility	$764.5
9.0% senior subordinated notes outstanding	575.0
Less: Cash and cash equivalents	(389.3)
Less: Restricted cash	(2.0)
Less: Debt incurred to fund specified construction projects	(16.4)

Consolidated debt, as defined in senior secured credit agreement	$931.8	C

Consolidated EBITDA, as defined in senior secured credit agreement	$308.2	A

Leverage ratio (C/A)	3.02x

Maximum leverage ratio allowed as of September 30, 2009	4.50x

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
September 30, 2009
(continued)

($ presented in millions)	Trailing twelve months ended September 30, 2009

Senior Leverage Ratio

Consolidated debt, as defined in senior secured credit agreement	$931.8
Less: 9.0% senior subordinated notes outstanding	(575.0)

Consolidated senior debt, as defined in senior secured credit agreement	$356.8	D

Consolidated EBITDA, as defined in senior secured credit agreement	$308.2	A

Senior leverage ratio (D/A)	1.16x

Maximum senior leverage ratio allowed as of September 30, 2009	3.50x

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(1)Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized holding loss on investments, impairment losses and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to net income attributable to Vanguard Health Systems, Inc. stockholders during the trailing twelve months ended September 30, 2009 (in millions).

		Add:	Less:

	Three months ended September 30, 2009	Year ended June 30, 2009	Three months ended September 30, 2008	Trailing twelve months ended September 30, 2009

Net income attributable to Vanguard	$1.5	$28.6	$0.9	$29.2
Health Systems, Inc. stockholders
Interest, net	27.2	111.6	28.7	110.1
Income tax expense	1.9	16.0	0.2	17.7
Depreciation and amortization	34.0	130.6	32.3	132.3
Non-controlling interests	0.9	3.2	0.9	3.2
Gain on disposal of assets	–	(2.3)	(2.1)	(0.2)
Equity method income	(0.2)	(0.8)	–	(1.0)
Stock compensation	1.9	4.4	1.4	4.9
Monitoring fees and expenses	1.3	5.2	1.3	5.2
Realized holding loss on investments	–	0.6	0.6	–
Impairment loss	–	6.2	–	6.2
Discontinued operations, net of taxes	0.2	(0.9)	(1.0)	0.3

Adjusted EBITDA	$68.7	$302.4	$63.2	$307.9